                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of November 26, 1996, by and between Herbert S. Davidson (the "Executive") and Bell Industries, Inc., a California corporation (the "Company"), to be effective as of the effective date of the Merger (as defined below) with reference to the following facts:

         A. Executive is currently a director, Chief Executive Officer and President of Milgray Electronics, Inc., a New York corporation ("Milgray");

         B. Pursuant to an agreement dated as of November 26, 1996, ME Acquisition, Inc., a New York corporation and wholly owned subsidiary of the Company ("Acquisition Sub") will make a tender offer to acquire all of the outstanding capital stock of Milgray (the "Tender Offer"). After completion of the Tender Offer, it is intended that Acquisition Sub will be merged with and into Milgray, and Milgray will become a wholly-owned subsidiary of the Company (the "Merger");

         C. The Company wishes to ensure the continued services of Executive after the Merger by having him serve as Vice Chairman of the Board and an Assistant Secretary of the Company; and

         D. Executive is willing to accept employment by the Company on the terms and conditions hereinafter set forth.

         NOW THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. EMPLOYMENT

         The Company does hereby employ Executive and Executive hereby accepts such employment as Vice Chairman of the Board and an Assistant Secretary of the Company, such employment to commence on the effective date of the Merger. Executive shall be entitled to an office and access to secretarial services at Milgray's executive offices during the Term of this Agreement comparable to those Executive presently has at Milgray. Executive's duties under this Agreement are to be performed on Long Island in New York State. Executive shall devote such time to performance of his services as Vice Chairman of the Board and an Assistant Secretary of the Company as Executive and the Company shall mutually agree from time to time.

         2. TERM

         This Agreement shall be in full force and effect for a period (the "Term") which shall commence as of the effective date of the Merger (the "Effective Date") and shall continue for a period of one (1) year, unless sooner terminated as hereafter provided.
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Thereafter, this Agreement will automatically renew for annual one year periods, unless both parties mutually agree to the contrary.

         3. COMPENSATION

         As compensation for the services to be performed by Executive during the continuance of this Agreement, the Company shall pay Executive a salary of $100,000 per year during the first year of his employment hereunder (the "Base Salary"). Executive's Base Salary in any subsequent year of employment under this Agreement shall be a nominal amount to be set by the Company, it being understood that such amount shall be sufficient to enable Executive to participate in the Company's medical insurance plan. Executive's Base Salary shall be payable in substantially equal bi-weekly installments and reduced on a pro rata basis for any fraction of a year or month during which Executive is not so employed. Executive shall be entitled to reimbursement for all amounts reasonably expended on behalf of the Company, subject to verification similar to that required of and provided by the Company's other senior executives. The Company shall deduct from Executive's gross compensation appropriate amounts for standard employee deductions (e.g., income tax withholding, social security and state disability insurance) and any other amounts authorized for deduction by Executive. At all such times as Executive may be a member of the Company's Board of Directors, Executive will be deemed to be an "employee director".

         4. INDEMNIFICATION

         Executive shall be indemnified by the Company to the full extent permitted by law in respect of his actions as an officer or director of the Company and shall be provided with such liability insurance coverage in this connection as is provided to other Company executives. In addition, the Company shall enter into an Indemnification Agreement with Executive in the form attached as Exhibit 4.

         5. TERMINATION OF EMPLOYMENT

         Employment shall terminate upon the occurrence of any of the following events:

                  5.1 Mutual Agreement

         Whenever the Company and Executive mutually agree in writing to termination;

                  5.2 Termination for Cause

         At any time for Cause. For purposes of this Agreement, "Cause" shall mean conviction of Executive by, or a plea of guilty in, a court of competent jurisdiction of a felony or other major crime (a plea of nolo contendere shall be deemed a conviction).

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                  5.3 Voluntary Termination

         Executive may terminate his employment under this Agreement at any time upon thirty days written notice.

         6. NONDISCLOSURE

         Both during and after Executive's employment with the Company, Executive shall keep secret all confidential matters of the Company not in the public domain and will not disclose them to anyone outside of the Company.

         7. MISCELLANEOUS

                  7.1 Arbitration

         All disputes, controversies or claims arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall be submitted to binding arbitration taking place in the State of New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Expenses of the arbitration shall be apportioned between the parties by the arbitrator on the basis of relative fault.

                  7.2 No Third-Party Beneficiaries

         This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

                  7.3 Entire Agreement

         This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations between the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

                  7.4 Succession and Assignment

         This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other.


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                  7.5 Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  7.6 Headings

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  7.7 Notices

         All notices, requests, demands, claims, and other communications required or permitted hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                           IF TO THE COMPANY:

                           Bell Industries, Inc.
                           11812 San Vicente Boulevard
                           Los Angeles, California 90049-5022
                           Attn: President

                           IF TO EXECUTIVE:

                           Herbert S. Davidson
                           c/o Milgray Electronics, Inc.
                           77 Schmitt Boulevard
                           Farmingdale, New York 11735

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving notice in the manner herein set forth.


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                  7.8 Governing Law

         This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                  7.9 Amendments and Waivers

         No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Executive. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  7.10 Severability

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.



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                  IN WITNESS THEREOF, the parties hereto have executed this
Agreement as of the date first above written.


                                    BELL INDUSTRIES, INC.


                                    By: /s/ Tracy A. Edwards
                                       -----------------------------
                                       Name:  Tracy A. Edwards
                                       Title: Vice President



                                    HERBERT S. DAVIDSON


                                    /s/ Herbert S. Davidson
                                    ---------------------------------




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                                    EXHIBIT 5

                        FORM OF INDEMNIFICATION AGREEMENT

                               INDEMNITY AGREEMENT



         This Agreement is made as of the _____ day of __________, 1996, by and between Bell Industries, Inc., a California corporation (the "Corporation"), and Herbert S. Davidson (the "Indemnitee"), a Director and/or Officer of the Corporation.

         WHEREAS, it is essential to the Corporation to retain and attract as Directors and Officers the most capable persons available, and

         WHEREAS, the substantial increase in corporate litigation subjects Directors and Officers to expensive litigation risks at the same time that the availability of Directors' and Officers' liability insurance has been severely limited, and

         WHEREAS, it is now and has always been the express policy of the Corporation to indemnify its Directors and Officers so as to provide them with the maximum possible protection permitted by law, and

         WHEREAS, the Corporation does not regard the protection available to Indemnitee as adequate in the present circumstances, and realizes that Indemnitee may not be willing to serve as a Director or Officer without adequate protection, and the Corporation desires Indemnitee to serve in such capacity;

         NOW, THEREFORE, in consideration of Indemnitee's service as a Director or Officer after the date hereof the parties agree as follows:

         1. Definitions. As used in this Agreement:

                  (a) The term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature.

                  (b) The term "Expenses" shall include, but is not limited to, expenses of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement by or on behalf of Indemnitee, attorneys' fees and disbursements and any expenses of establishing a right to indemnification under this Agreement.
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                  (c) The terms "Director" and "Officer" shall include
         Indemnitee's service at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise as well as a Director and/or Officer of the Corporation.

         2. Indemnity of Director or Officer. Subject only to the limitations set forth in Section 3, Corporation will pay on behalf of the Indemnitee all Expenses actually and reasonably incurred by Indemnitee because of any claim or claims made against him in a Proceeding by reason of the fact that he is or was a Director and/or Officer.

         3. Limitations on Indemnity. Corporation shall not be obligated under this Agreement to make any payment of Expenses to the Indemnitee

                  (a) which payment it is prohibited by applicable law from paying as indemnity;

                  (b) for which payment is actually made to the Indemnitee under an insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

                  (c) for which payment the Indemnitee is indemnified by Corporation otherwise than pursuant to this Agreement and payment is actually made to the Indemnitee except in respect of any excess beyond the amount of the payment under such indemnification;

                  (d) resulting from a claim decided in a Proceeding adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which he was not legally entitled; and, if the Indemnitee is a Director, based upon any of the exceptions set forth in clauses (i) through (iv) of Article Tenth of this Corporation's Articles of Incorporation;

                  (e) resulting from a claim decided in a Proceeding adversely to the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of Corporation within the meaning of Section 16(b) or 16(c) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

                  (f) brought about or contributed to by the dishonesty of the Indemnitee seeking payment hereunder; however, notwithstanding the foregoing, the Indemnitee shall be indemnified under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless it shall be decided in a Proceeding that he committed (i) acts of active and deliberate dishonesty (ii) with actual dishonest purpose and intent, and (iii) which acts were material to the cause of action so adjudicated.


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
         For purposes of Sections 3 and 4, the phrase "decided in a Proceeding" shall mean a decision by a court, arbitrator(s), hearing officer or other judicial agent having the requisite legal authority to make such a decision, which decision has become final and from which no appeal or other review proceeding is permissible.

         4. Advance Payment of Costs. Expenses incurred by Indemnitee in defending a claim against him in a Proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such Proceeding; provided, however, that Expenses of defense need not be paid as incurred and in advance where the judicial agent of first impression has decided the Indemnitee is not entitled to be indemnified pursuant to this Agreement or otherwise. Indemnitee hereby agrees and undertakes to repay such amounts advanced if it shall be decided in a Proceeding that he is not entitled to be indemnified by the Corporation pursuant to this Agreement or otherwise.

         5. Enforcement. If a claim under this Agreement is not paid by Corporation, or on its behalf, within thirty days after a written claim has been received by Corporation, the Indemnitee may at any time thereafter bring suit against Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the Indemnitee shall be entitled to be paid also the Expenses of prosecuting such claim.

         6. Subrogation. In the event of payment under this Agreement, Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Corporation effectively to bring suit to enforce such rights. Notwithstanding the foregoing, if any of the provisions hereof would impair or jeopardize Indemnitee's coverage under the Corporation's Directors' and Officers' Liability Policy, such provisions shall be ineffective and shall be deemed deleted from this Agreement.

         7. Notice. The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to Corporation shall be given at its principal office and shall be directed to the President (or such other address as Corporation shall designate in writing to the Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give Corporation such information and cooperation as it may reasonably require.

         8. Saving Clause. If this Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.


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         9.  Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Articles of Incorporation or Bylaws of the Corporation or under California law.

         10. Applicable Law. This Agreement shall be governed by and construed in accordance with California law.

         11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

         12. Successors and Assigns. This Agreement shall be binding upon the Corporation and its successors and assigns.

         13. Continuation of Indemnification. The indemnification under this Agreement shall continue as to Indemnitee even though he may have ceased to be a Director and/or Officer and shall inure to the benefit of the heirs and personal representatives of Indemnitee.

         14. Coverage of Indemnification. The indemnification under this Agreement shall cover Indemnitee's service as a Director and/or Officer prior to or after the date of the Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.


INDEMNITEE                                          CORPORATION



By:_______________________                          By:___________________




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